                                                                        EXHBIT 1

                             JDN REALTY CORPORATION
                            (a Maryland corporation)

            900,000 Shares of Common Stock (Par Value $.01 Per Share)

                                 TERMS AGREEMENT


                                                       February 10, 1998

To:      JDN Realty Corporation
         3340 Peachtree Road, N.E.
         Suite 1530
         Atlanta, Georgia  30326

Ladies and Gentlemen:

         Reference is made to the JDN Realty Corporation (a Maryland corporation), Common Stock, Common Stock Warrants, Preferred Stock and Debt Securities, Underwriting Agreement, dated July 30, 1997 (the "Underwriting Agreement"), a copy of which is attached hereto as Annex A. This Agreement is the Terms Agreement referred to in the Underwriting Agreement. SunTrust Equitable Securities Corporation (the "Underwriter") offers to purchase, on and subject to the terms and conditions set forth herein or incorporated by reference herein to the Underwriting Agreement, from JDN Realty Corporation, a Maryland corporation (the "Company"), the following securities of the Company (the "Underwritten Securities") on the following terms:

TITLE OF UNDERWRITTEN SECURITIES:        Common Stock, par value $.01 per share.

NUMBER OF INITIAL UNDERWRITTEN
SECURITIES TO BE ISSUED:                 900,000 shares.

PUBLIC OFFERING PRICE:                   $33.25 per share.

PURCHASE PRICE:                          $32.25 per share.

NUMBER OF OPTION UNDERWRITTEN
SECURITIES, IF ANY, THAT MAY BE
PURCHASED BY THE UNDERWRITER:            135,000 shares.

DELAYED DELIVERY CONTRACTS:              Not authorized.

ADDITIONAL CO-MANAGERS, IF ANY:          None.

OTHER TERMS (LOCK-UP):     In accordance with Section 3(k) of the Underwriting
                           Agreement, without the written consent of the Underwriter (which consent shall not be unreasonably withheld), the Company shall be restricted from selling shares of Common Stock, as set forth in said
                           Section 3(k), for a period of 30 days from the date hereof, and the executive officers and directors of the Company will likewise be so restricted.
                           Notwithstanding the foregoing, during such period and without obtaining the Underwriter's consent, (a) the Company may issue, sell, offer to sell, grant any option for the sale of or otherwise dispose of shares of Common Stock in connection with (i) the Company's
                           Dividend Reinvestment and Stock Purchase Plan, (ii) the Company's Employee Stock Purchase Plan, (iii) the
                           Company's 1993 Incentive Stock Plan, (iv) the
                           Company's Non-Employee Director Stock Option Plan, and (v) issuances, sales and deliveries to any underwriter for re-sale to one or more unit investment trusts, and (b) the executive officers and directors of the Company may make gifts or charitable contributions of the Company's Common Stock if the recipient of such gift or charitable contribution agrees to be bound by the foregoing restrictions.

CLOSING DATE AND LOCATION: February 17, 1998, 10:00 a.m., New York City time,
                           Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038-4982.


         All the provisions contained in the Underwriting Agreement are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. The Underwriter is deemed to have been an original signatory to the Underwriting Agreement such that the terms and conditions of the Underwriting Agreement shall inure to the benefit of and be legally binding on and enforceable by each of the parties hereto.

         In addition, the Underwriting Agreement is hereby amended as follows:
(i) by deleting the reference to "$400 million" in the first sentence of the first paragraph thereof and by inserting "$600 million" in lieu thereof; (ii) by deleting the reference to "(No. 333-22399)" in the first sentence of the eighth paragraph thereof and by inserting "(No. 333-38611)" in lieu thereof; (iii) by deleting every reference to "Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated" and "Merrill Lynch" and by inserting "SunTrust Equitable Securities Corporation" in lieu thereof; (iv) by deleting the reference in the first sentence of the first paragraph of Section 2(c) to "Hogan & Hartson L.L.P., Columbia Square, 555 Thirteenth Street, N.W., Washington,



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DC 20004" and by inserting "Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New
York, New York 10038" in lieu thereof; (v) by deleting every reference to "Hogan & Hartson L.L.P." and by inserting "Stroock & Stroock & Lavan LLP" in lieu thereof; (vi) by deleting the references to "signed" in the third and sixth lines of Paragraph (c) of Section 3 and by inserting "conformed" in lieu thereof; (vii) by deleting the reference in Section 5(c) to "the District of Columbia" and by inserting "the State of New York" in lieu thereof; and (viii) by deleting the words in the second sentence of Section 11 "Merrill Lynch at World Financial Center, North Tower, New York, New York 10281-1201 attention of:
Tjarda Clagett, Director, with a copy to Hogan & Hartson L.L.P., Columbia Square, 555 Thirteenth Street, N.W., Washington, DC 20004-1109, Attention: J. Warren Gorrell, Jr." and by inserting the words "SunTrust Equitable Securities Corporation, 800 Nashville City Center, Nashville, Tennessee 37219-1743,
Attention: John C. Burch, Jr., Managing Director, with a copy to Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038-4982, Attention:
James R. Tanenbaum" in lieu thereof.

         Section 1 of the Underwriting Agreement is hereby amended as follows:

                  (i) by deleting Paragraph (4) ("Financial Statements") in its entirety and inserting in lieu thereof the following:

                           "(4) Financial Statements. The consolidated financial
                  statements of the Company included in the Registration Statement and the Prospectus, together with the related schedules and notes, as well as those financial statements, schedules and notes of any other entity included in the Registration Statement and the Prospectus, present fairly the consolidated financial position of the Company and its subsidiaries, or such other entity, as the case may be, at the dates indicated and the consolidated statements of operations, shareholders' equity and cash flows of the Company and its subsidiaries, or such other entity, as the case may be, for the periods specified; the combined statements of revenue and certain expenses of certain properties acquired or to be acquired by the Company included in the Registration Statement and the Prospectus, together with the related notes, present fairly the combined revenues and expenses of such properties at the dates indicated; such financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved; the supporting schedules, if any, included in the Registration Statement and the Prospectus, when considered in relation to the basic financial statements taken as a whole, present fairly in accordance with GAAP the information required to be stated therein; any selected financial data and the summary financial information included in the Registration Statement and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement and the Prospectus; and any pro forma consolidated financial

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                  statements of the Company and its subsidiaries and the related notes thereto included in the Registration Statement and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements, with the exception of adjustment (6) in footnote 14 to the Company's financial statements for the year ending and as of December 31, 1994 included in the Company's Form 10-K for the year ending December 31, 1996, and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.";

                  (ii) by deleting Paragraph (7) ("Good Standing of Subsidiaries") in its entirety and inserting in lieu thereof the following:

                           "(7) Good Standing of Significant Subsidiaries. Each
                  significant subsidiary (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the 1933 Act), if any, and JDN Development Company, Inc. (each, a "Significant Subsidiary") has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its formation, has the requisite power and authority to own, lease and operate its properties and conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect; except as stated in the Prospectus, all of the issued and outstanding equity securities of each Significant Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable and are owned by the Company, directly or through subsidiaries (except in the case of JDN Development Company, Inc. the outstanding voting stock of which is owned 99% by J. Donald Nichols and 1% by the Company, and the outstanding non-voting stock of which is owned 100% by the Company), free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and none of the outstanding shares of capital stock of any Significant Subsidiary was issued in violation of preemptive or other similar rights of any securityholder of such Significant Subsidiary.";

                  (iii) by deleting the last four lines of Paragraph (23) ("Absence of Further Requirements") and inserting in lieu thereof the following:

                           "except for the registration of the Underwritten
                  Securities under the 1933 Act or under state securities laws, compliance with the listing


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                  requirements of the New York Stock Exchange, or approval of the National Association of Securities Dealers, Inc., if applicable, all of which have been or will be effected in accordance with this Agreement.";

                  (iv) by deleting the second sentence of Paragraph (26) ("Title to Property") in its entirety;

                  (v) by deleting the third sentence of Paragraph (27) ("Leases") in its entirety and inserting in lieu thereof the following:

                           "Except as disclosed or incorporated by reference in
                  the Prospectus and except as would not have a Material Adverse Effect, the Company has no knowledge that any tenant which is responsible for aggregate annualized base rent in excess of $1,200,000 under all of its leases at the Properties is not financially capable of performing its obligations thereunder."

                  (vi) by deleting in the 31st line of Paragraph (30) ("Environmental Laws") the word "and" after the comma and before the parenthetical "(4)," and by adding in the 34th line after the comma and before the word "the" the following:

                           "and (5) a corrective action plan required by the
                  State of Georgia (relating to soil and ground water affected by an underground storage tank release) of the owner of the Golden Gallon site near the Company's Lafayette, Georgia property,".

         The Company represents and warrants to the Underwriter that the representations and warranties of the Company set forth in Section 1 of the Underwriting Agreement, as modified in the preceding paragraph, are accurate as though expressly made at and as of the date hereof.

         The parties acknowledge that the information set forth in the last paragraph on the front cover page and in the third paragraph under the caption "Underwriting" in the Prospectus Supplement dated February 10, 1998 constitutes the only information furnished by the Underwriters to the Company for inclusion in the Registration Statement, any preliminary prospectus, and the Prospectus.

         Terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Underwriting Agreement.



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         Please accept this offer no later than 5:00 p.m., New York City time, on February 10, 1998 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.


                                 Very truly yours,


                                 SUNTRUST EQUITABLE SECURITIES CORPORATION


                                 By:    /s/ John C. Burch, Jr.
                                          --------------------------------
                                     Name:  John C. Burch, Jr.
                                     Title: Managing Director

Accepted:

JDN REALTY CORPORATION


By: /s/ William J. Kerley
   --------------------------------
   Name: William J. Kerley
   Title: Chief Financial Officer



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